UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 16, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 22, 2007, H&R Block Services, Inc. (“Block Services”), a wholly owned subsidiary of H&R Block, Inc., entered into a Kiosk License Agreement with Wal-Mart Stores East, LP, Wal-Mart Stores, Inc., Wal-Mart Louisiana, LLC, and Wal-Mart Stores Texas, LLC (collectively “Wal-Mart”) (the “Wal-Mart Agreement”).

The Wal-Mart Agreement provides for Block Services (or certain of its subsidiaries) to operate H&R Block tax preparation offices in various Wal-Mart stores. The Wal-Mart Agreement expires on May 30, 2009, although either party may terminate the Wal-Mart Agreement between April 16 and May 1 of each year. Unless earlier terminated, the Wal-Mart Agreement automatically renews for one year upon expiration of the initial term.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed in a Form 8-K/A filed on August 23, 2005 (the “2005 8-K”), Block Financial Corporation (“BFC”), a wholly-owned subsidiary of H&R Block, Inc. (the “Company”) entered into a $1 billion Five-Year Credit and Guarantee Agreement dated August 10, 2005 and a $1 billion Amended and Restated Five-Year Credit and Guarantee Agreement dated August 10, 2005 (collectively, the “BFC Credit Facilities”). The parties to the BFC Credit Facilities are BFC, the lenders thereto, syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent. The 2005 8-K disclosed that amounts borrowed under the BFC Credit Facilities may be used for paying at maturity commercial paper issued by BFC from time to time, for general corporate purposes, or for working capital needs.

On August 16, 2007, BFC drew a combined $200 million under the BFC Credit Facilities and on August 20, 2007, BFC drew a combined $850 million under the BFC Credit Facilities. The August 16 draw was repaid with proceeds from the August 20 draw. The draws under the BFC Credit Facilities were made to provide a more stable source of funds to support its short-term needs. As discussed in the attached press release, which is incorporated herein by reference, the company took this action because recent market conditions have negatively impacted the availability and term of commercial paper for A2/P2 borrowers.

The $200 million draw bore interest at the Alternate Base Rate (as defined in the BFC Credit Facilities). The $850 million draw bears interest at the Eurodollar Rate (as defined in the BFC Credit Facilities) plus an applicable margin and are subject to adjustments as set forth in the BFC Credit Facilities. The amounts borrowed under the BFC Credit Facilities become due and payable on August 10, 2010.

The BFC Credit Facilities contain representations, warranties, covenants and events of default customary for financings of this type.  One such covenant requires the Company to maintain a certain level of Adjusted Net Worth, which currently is at least $650,000,000 at the last day of any fiscal quarter (calculated, as required by the BFC Credit Facilities, by adjusting the $1,000,000,000 Adjusted Net Worth requirement included therein by reductions in stockholders' equity as a result of repurchases by the Company of its own Capital Stock subsequent to April 30, 2005 in an aggregate amount not exceeding $350,000,000).  The BFC Credit Facilities also include, without limitation, covenants restricting the Company’s and BFC’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates.

In the event of a default by the Company or BFC under the BFC Credit Facilities, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the applicable Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and BFC under such Credit Facility, to be due and payable immediately.

The BFC Credit Facilities have been filed with the Securities and Exchange Commission as Exhibits 10.3 and 10.4, respectively, to the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2005 (the terms of which are incorporated by reference herein). Amendments to the BFC Credit Facilities have been filed with the Securities and Exchange Commission as Exhibits 10.30 and 10.31, respectively, to the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2007 (the terms of which are incorporated by reference herein). The foregoing general description of the BFC Credit Facilities is qualified in its entirety by reference to the specific terms of each agreement or amendment incorporated by reference into this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release Issued August 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	August 22, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press Release Issued August 22, 2007.